Exhibit 4.2

Execution Copy

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

among

FOUNDATION COAL HOLDINGS, INC.,

FIRST RESERVE FUND IX, L.P.,

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.,

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.,

AMCI ACQUISITION, LLC

and

THE OTHER PARTIES IDENTIFIED HEREIN

Dated as of October 4, 2004

6.21.	Effectiveness	23

2

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 4, 2004, by and among Foundation Coal Holdings, Inc., a Delaware corporation formerly known as FC 1 Corp. (the “Company”), Blackstone FCH Capital Partners IV L.P., a Delaware limited partnership (“Blackstone FCH”), Blackstone Family Investment Partnership IV-A L.P., a Delaware limited partnership (“BFIP IV”, together with Blackstone FCH, “Blackstone”), First Reserve Fund IX, L.P., a Delaware limited partnership (“FRF” and, together with Blackstone, the “Sponsor Stockholders”), AMCI Acquisition, LLC, a Pennsylvania limited liability company (“AMCI”) and the persons listed on Annex I hereto (the “Management Stockholders”) (the Sponsor Stockholders, AMCI and Management Stockholders, collectively, the “Stockholders”).

BACKGROUND

1.             The Stockholders are party to a Stockholders Agreement dated as of August 17, 2004 (the “Original Stockholders Agreement”).

2.             In contemplation of the consummation of a Qualified IPO, the Stockholders wish to set forth certain understandings regarding the relationship among the Company and its stockholders and to amend and restate the Original Stockholders Agreement.

3.             In consideration of the mutual covenants and agreements herein contained, the parties hereto agree to amend and restate the Original Stockholders Agreement as follows:

ARTICLE I

DEFINITIONS

1.1.         Defined Terms.  As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning specified in the Preamble.

“AMCI Investor Group” means AMCI and its Permitted Transferees.

“Blackstone Investor Group” means Blackstone FCH and BFIP IV and their respective Permitted Transferees.

“Blackstone Directors” has the meaning specified in Section 3.1(a).

“Board” means the Board of Directors of the Company.

“Chairman” has the meaning specified in Section 3.1(c).

“Closing Date” means July 30, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Common Stock Equivalents” means any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Common Stock.  Any reference herein to the number of Common Stock Equivalents shall be deemed to refer to the number of shares of Common Stock into which such Common Stock Equivalents are exchangeable or exercisable or convertible into.

“Company” has the meaning specified in the Preamble.

“Competitive Opportunity” has the meaning specified in Section 6.1.

“Confidential Information” has the meaning specified in Section 6.18(c).

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Shares” means all shares of Common Stock owned of record or beneficially by AMCI on the date hereof and any shares of Common Stock acquired by AMCI after the date hereof and prior to a Qualified IPO, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise.

“Delaware Law” means the Delaware General Corporation Law, as amended from time to time.

“Dispute” has the meaning specified in Section 6.8.

“Effective Date” has the meaning specified in Section 6.21.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, receipt of income, charge, restriction on transfer or other security or equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Group,” with respect to any natural person, means such natural person’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such natural person and/or such natural person’s spouse and/or descendants.

“Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured) under or would otherwise violate or breach (i) any financing arrangement of the Company or any of its Subsidiaries in effect as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (ii) any provision of the Company’s or any of its Subsidiary’s constitutional documents.

“First Reserve Directors” has the meaning specified in Section 3.1(a).

“FRC Investor Group” means FRF and its Permitted Transferees.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Incentive Plan” has the meaning specified in Section 2.4(a).

“Indemnitee” has the meaning specified in Section 6.3.

“Independent Appraiser” means a recognized firm of public accountants or other valuation experts not having any commercial relationship with the Company that shall be selected by the Company and subject to the consent of the Person requesting the retention of such firm, which consent shall not be unreasonably withheld.

“Investor Group” means any of the AMCI Investor Group, Blackstone Investor Group or FRC Investor Group.

“Investor Stockholders” means those Stockholders who are members of an Investor Group.

“Issuer Common Stock” means common stock of the same class as that offered to the public in a Qualified IPO or any securities into which such common stock is exchanged, converted or reclassified, including pursuant to any merger, reorganization or reclassification.

“Joint Director” has the meaning specified in Section 3.1(a).

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority.

“Losses” has the meaning specified in Section 6.3.

“Manager Permitted Transfer” has the meaning specified in Section 2.1(a).

“Manager Permitted Transferee” means, with respect to any Management Stockholder, (i) a transferee in a Transfer upon the death of such Management Stockholder to his/her executors, administrators, testamentary trustees, legatees or beneficiaries (ii) subject to this Agreement, only in connection with a Transfer by such Management Stockholder for estate planning purposes by such Management Stockholder, a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only such Management Stockholder, his/her spouse or domestic partner (or ex-spouse or domestic partner), his/her lineal descendants (including adopted) or his/her siblings and their lineal descendants (including adopted), but only if, in the case of clause (i) and (ii), such Person becomes a party to, and is bound to the same extent as the transferor by the terms of, this Agreement.

“Option” has the meaning specified in Section 2.4(a).

“Option Exercise Put Right” has the meaning specified in Section 2.4(a).

“Permitted Transferee” means (a) in the case of a natural person, any individual who received a Stockholder’s share of Common Stock pursuant to applicable Laws of descent and distribution or any individual who is a member of such Stockholder’s Family Group and, (b) in the case of an entity, any Affiliate of such entity who is transferee of a Stockholder’s share of Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or other limited purpose form.

“Public Share FMV”, per share of Issuer Common Stock, means the arithmetic mean of the high and low prices per share as reported on such date on the composite tape of the principal national securities exchange on which such shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such shares are listed or admitted to trading, or, if the shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per share closing bid price and per share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the shares have been so reported or quoted shall be used to calculate the Public Share FMV.

“Qualified IPO” means a public offering and sale of equity securities of the Company (or any other entity or entities created through any Solvent Reorganization or designated by the Board), as the case may be, in any transaction or series of related transactions, pursuant to one or more effective registration statements (other than on Form S-4, S-8 or their equivalents) filed under the Securities Act which yield aggregate net proceeds to the Company (or any other entity or entities created through any Solvent Reorganization or designated by the Board) or the Holders participating therein, or both, in excess of $50 million.

“Qualifying Sponsor Group” means, at any time, each Sponsor Group that is entitled to designate at least two Directors pursuant to Section 3.1 (b) at such time so long as (a) at least one of such designees is serving as a Director at such time and (b) the Sponsor Groups collectively own at least 20% of the total outstanding shares of Common Stock at such time.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders, as it may be amended, supplemented or restated from time to time.

“Remaining Tax Liability” has the meaning specified in Section 2.4(a).

“Restricted Securities” means all Securities other than (i) Securities that have been registered in an effective registration statement pursuant to the Securities Act and (ii) Securities which the holder thereof may Transfer in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Securities” means shares of Common Stock or Common Stock Equivalents or other securities of the Company, other than debt securities that are not Common Stock Equivalents, whether owned on the date hereof or hereafter acquired.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means (i) a Management Stockholder’s employment if the Management Stockholder is an employee of the Company or any of its Affiliates, (ii) a Management Stockholder’s services as a consultant, if the Management Stockholder is a consultant to the Company or any of its Affiliates and (iii) a Management Stockholder’s services as a non-employee director, if the Management Stockholder is a non-employee member of the Board or the board of directors of an Affiliate; provided however that unless otherwise determined by the Board or the compensation committee of the Board, a change in a Management Stockholder’s status from employee to non-employee (other than with respect to a director of the Company or an Affiliate) shall constitute a termination of “Services” hereunder.

“Solvent Reorganization” means any solvent reorganization of the Company, including by merger, consolidation, recapitalization, Transfer or sale of shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with an non-Affiliated Third Party), in which:

(A)                              all holders of the same class of equity securities of the Company are offered the same consideration in respect of such equity securities;

(B)                                the Stockholders’ pro rata indirect economic interests in the Company, relative to each other and all other holders of Securities, are preserved; and

(C)                                the rights of the Stockholders under this Agreement and the Registration Rights Agreement are preserved in all material respects.

“Sponsor Group” means the Blackstone Investor Group or the FRC Investor Group.

“Sponsor Stockholders” means those Stockholders who are members of a Sponsor Group.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Third Party” means a Person other than the Stockholders and their respective Affiliates.

“Transfer” has the meaning set forth in Section 2.1(a).

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“VCOC Stockholder” has the meaning specified in Section 3.5.

1.2.         Other Definitional Provisions; Interpretation.  (a)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Any pronoun used herein shall be deemed to cover all genders.

(b)           The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

TRANSFERS

2.1.         Limitations on Transfer.

(a)   Following a Qualified IPO and the expiration of any related underwriter or Company “lock-up” period (as provided for in Section 3(a) of the Registration Rights Agreement or otherwise) which is applicable to such Management Stockholder, no Management Stockholder shall directly or indirectly, sell, transfer, pledge or otherwise dispose of any economic, voting or other rights in or to (each, a “Transfer”) its Securities except pursuant to (i) (x) Section 2.4, (y) a Transfer to a Manager Permitted Transferee (subject to the extent applicable, to the provisions of Section 2.1(b), (c) and (d) or (z) a Transfer to the Company or a Sponsor Stockholder or its Affiliates (each a “Manager Permitted Transfer”), (ii) a Transfer in accordance with the Registration Rights Agreement or (iii) a Transfer conducted in accordance with the requirements of Rule 144 or its successor promulgated under the Securities Act or pursuant to an effective registration statement.

(b)   Except for Transfers in connection with a Public Offering (or any effective registration statement) and Transfers in accordance with the requirements of Rule 144 or its successor under the Securities Act or Transfers by Management Stockholders to the Company in accordance with any written agreement with the Company, no Transfer shall be effective unless (i) the Transferee agrees to be bound by the terms and conditions of this Agreement, and any related agreements previously approved by the Board or the Stockholders in accordance with this Agreement, (ii) it complies in all respects with the applicable provisions of this Agreement, (iii) it complies in all respects with applicable federal and state securities laws, including the Securities Act and (iv) it is made in compliance with all applicable Company policies and restrictions (including any trading “window periods” or other policies regulating insider trading).  A Sponsor Stockholder may deem any Transferee of any of its Securities to be a member of its Sponsor Group at the time of the related Transfer so long as such transferring Sponsor Stockholder receives the written consent of the Sponsor Stockholders that are not Affiliates of the transferring Sponsor Stockholder.  In such event, the Transferee shall have all rights under this Agreement and the Registration Rights Agreement which would have otherwise inured to the benefit of the transferring Sponsor Stockholder in respect of the transferred Securities.

(c)   No Transfer by any Management Stockholder may be made pursuant to this Article II (except under Section 2.4 or pursuant to an effective registration statement under the Securities Act or in accordance with the requirements of Rule 144 promulgated under the Securities Act so long as such Management Stockholder provides such documentation and certifications as the Company may reasonably require in connection with such Transfer) unless and until such Management Stockholder has first delivered to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer.

(d)   No holder of Securities shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.

2.2.         Void Transfers.  Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement or any other agreement with the Company shall be null and void, and the Company shall not record such Transfer on its books or, to the fullest extent permitted by Law, treat any purported Transferee of such Securities as the owner thereof for any purpose.

2.3.         Legend.  (a)  Each certificate (if certificated) evidencing shares of Common Stock and each instrument issued in exchange for or upon the Transfer of any shares of Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form, or such similar legend as may be specified in any other agreement with the Company:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 4, 2004 AMONG FOUNDATION COAL HOLDINGS, INC. AND CERTAIN OF ITS STOCKHOLDERS AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS.  A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

(b)           In the event that any shares of Common Stock shall cease to be Restricted Securities, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares of Common Stock without the first paragraph of the legend required by Section 2.3(a) endorsed thereon.  In the event that any shares of Common Stock shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares of Common Stock without the legend required by the second paragraph of Section 2.3(a).

2.4.         Management Stockholders Put Right.

(a)           If any Management Stockholder’s Services to the Company or any Subsidiary is terminated (i) due to the Disability or death of the Management Stockholder, (ii) by the Company or its Subsidiaries without Cause or (iii) by the Management Stockholder for a Good Reason, prior to the date the shares of Common Stock under the Company 2004 Stock Incentive Plan (the “Incentive Plan”) are registered and “freely tradable” following an initial public offering of equity securities of the Company, and any such Management Stockholder exercises an option to purchase shares of Common Stock granted under the Incentive Plan (an “Option”) held by him or her, then each such Management Stockholder shall have the right ( the “Option Exercise Put Right”) for 210 days following the date of such exercise to sell to the Company and the Company shall be required to purchase, on one occasion, a number of shares of Common Stock having a Fair Market Value (based on the Public Share FMV) equal to the remaining tax liability (above the minimum required withholding tax liability) incurred by each such Management Stockholder) upon such exercise (the “Remaining Tax Liability”).  For purposes of this Section 2.4, (i) shares of Common Stock shall not be “freely tradable” if the shares are subject to an underwriters’ lock-up agreement and (ii) the methodology used in determining Fair Market Value of the Common Stock for purposes of this Section 2.4 shall be the same methodology used in determining the Management Stockholder’s reportable compensation upon exercise of the Option.

(b)           Each Management Stockholder who desires to sell his or her shares of Common Stock which may be sold pursuant to this Section 2.4, shall not later than 210 days after the exercise of the Option (provided that the Option Exercise Put Right may not be exercised prior to 181 days following such Management Stockholder’s exercise of the Option to the extent that the Management Stockholder intends to utilize his or right to sell the shares of Common Stock to the Company received in connection with the exercise), send a written notice to the Company of an intention to sell such shares of Common Stock, together with a representation detailing the calculation of the Remaining Tax Liability, which calculation shall be reasonably acceptable to the Company.

(c)           Within three (3) Business Days of any Management Stockholder tendering shares of Common Stock subject to the Option Exercise Put Right, the Company shall pay to such Management Stockholder the purchase price for such shares of Common Stock by delivery of funds deposited to an account designated by such Management Stockholder, a bank a cashier’s check, a certified check or a company check of the Company for the purchase price.

(d)           Notwithstanding anything to the contrary elsewhere herein, the Company shall not be obligated to purchase any shares of Common Stock with respect to this Section 2.4, (i) to the extent that the purchase of such shares of Common Stock (together with any other purchases of shares of Common Stock pursuant to similar provisions in any other agreements with other investors of which the Company has at such time been given or has given notice) would result (x) in a violation of any Law, policy, writ or judgment promulgated or entered by any governmental authority applicable to the Company or any of its Subsidiaries or any of its or their assets or (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Company to the Company in connection therewith), in a Financing Default, or (ii) if immediately prior to such purchase of shares of Common Stock, there exists a Financing Default which prohibits such purchase (including any dividends or other distributions or loans from a Subsidiary of the Company to the Company in connection therewith).

(e)           Defined Terms.  Any Capitalized term used in this Section 2.4 and not otherwise defined in this Agreement shall have the meaning assigned to it in the Employment Agreement dated as of July 30, 2004 between the Manager and Foundation Coal Corporation as in effect on the date hereof.

ARTICLE III

BOARD OF DIRECTORS

3.1.         Board of Directors.  The parties agree as follows:

(a)           On the Effective Date, the Board shall consist of eight (8) directors (individually, a “Director” and, collectively, the “Directors”), of whom:

(i)            three (3) shall be designees of Blackstone FCH (such persons, the “Blackstone Directors”);

(ii)           three (3) shall be designees of the FRC Investor Group (such persons, the “First Reserve Directors”);

(iii)          one (1) designee shall be appointed jointly by Blackstone FCH and the FRC Investor Group (the “Joint Director”); and

(iv)          one (1) designee, who shall be “independent” as such term is defined in Section 303A of the NYSE Listed Company Manual, who shall be appointed by the Board and be reasonably acceptable to the Blackstone FCH Investor Group and the FRC Investor Group.

(b)           (i)            Blackstone FCH shall be entitled to designate three (3) Blackstone Directors to serve on the Board; provided that at such time (if any) as the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as-converted basis) beneficially owned by the members of the Blackstone Investor Group is less than 66 2/3% of the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as-converted basis) then beneficially owned by the members of the FRC Investor Group, then Blackstone shall be entitled to designate only two (2) Directors to serve on the Board and shall cause one of its

Directors to promptly resign from the Board so that Blackstone FCH shall not have more Directors serving on the Board at any time than it would be entitled to have pursuant to Section 3.1(b)(i); provided further that at such time (if any) as the aggregate number of shares of shares of Common Stock and Common Stock Equivalents (on an as-converted basis) beneficially owned by the members of the Blackstone Investor Group is less than 33 1/3% of the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as-converted basis) beneficially held by the members of the FRC Investor Group, then Blackstone shall be entitled to designate only one (1) Director to serve on the Board and shall cause such number of its Directors to promptly resign from the Board so that Blackstone FCH shall not have more Directors serving on the Board at any time than it would be entitled to have pursuant to this Section 3.2(b)(i); provided further that at such time as the members of the Blackstone Investor Group cease to beneficially own any shares of Common Stock or Common Stock Equivalents, then Blackstone shall not be entitled to designate any Directors to serve on the Board and shall cause all of its Directors to promptly resign.

(ii)           The FRC Investor Group shall be entitled to designate the three (3) First Reserve Directors to serve on the Board; provided that at such time (if any) as the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) beneficially owned by the members of the FRC Investor Group is less than 66 2/3% of the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) then beneficially owned by the members of the Blackstone Investor Group, then the FRC Investor Group shall be entitled to designate only two (2) Directors to serve on the Board and shall cause one of its Directors to promptly resign from the Board so that FRC Investor Group shall not have more Directors serving on the Board at any time than it would be entitled to have pursuant to this Section 3.1(b)(ii); provided further that at such time (if any) as the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) owned by the members of the FRC Investor Group is less than 33 1/3% of the aggregate number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) then held by the members of the Blackstone Investor Group, then the FRC Investor Group shall be entitled to designate only one (1) Director to serve on the Board and shall cause such number of its Directors to promptly resign from the Board so that the FRC Investor Group shall no have more Directors serving on the Board at any time that it would be entitled to have pursuant to this Section 3.1(b)(ii); provided further that at such time as the members of the FRC Investor Group cease to hold any shares of Common Stock or Common Stock Equivalents, then the FRC Investor Group shall not be entitled to designate any Directors to serve on the Board and shall cause all of its Directors to promptly resign.

(iii)          From and after the date hereof, Blackstone FCH and the FRC Investor Group shall be entitled to jointly designate the one (1) Joint Director; provided that at such time (if any) that either the Blackstone Investor Group or the FRC Investor Group ceases to hold any shares of Common Stock or Common Stock Equivalents, the Sponsor Stockholder continuing to hold shares of Common Stock or Common Stock Equivalents shall be entitled to designate the Joint Director.  In the event Blackstone FCH and the FRC Investor Group are entitled to jointly designate the Joint Director and fail to agree on such designation, no Joint Director shall be designated and shall remain vacated until a new Joint Director is designated.

(iv)          To the extent that either Blackstone FCH or FRC Investor Group, as the case may be, loses the right to designate one or more Directors pursuant to the provisions of Section 3.1(b), the Board will take such action so as to reduce the size of the Board.

(v)           In connection with an Initial Public Offering or as otherwise required by applicable federal and state securities laws, the Board shall be expanded to include such additional independent directors as may be required by the rules of any exchange on which the shares are traded, with such independent directors to be selected by the Board and to be reasonably acceptable to the Blackstone FCH Group (so long as the Blackstone FCH Group constitutes a Qualifying Sponsor Group) and the FRC Investor Group (so long as the FRC Investor Group constitutes a Qualifying Sponsor Group).

(c)           Chairman.  A Chairman of the Board (the “Chairman”) may, from time to time, be appointed by the Directors from among themselves.  The Chairman of the initial Board shall be William E. Macaulay.  The Chairman, if appointed, will preside over meetings of the Board.

(d)           Voting.  Each Director, including the Chairman, shall have a single vote, provided any Director may, subject to applicable Law, give any other Director a proxy to represent such first Director in any matters.  Any vote, consent or other action of the Board may be undertaken with the unanimous written consent (in lieu of meeting) of the Directors, in each case who have been appointed and who are then in office.

(e)           Removal and Replacement.  Each of the Sponsor Stockholders shall be entitled at any time (with or without cause) to cause any or all of the Directors designated by such Sponsor Stockholder pursuant to Section 3.1(b) to be removed from the Board and, so long as such Sponsor Stockholder holds Securities, the Joint Director designated pursuant to Section 3.1(b) to be removed from the Board, and in such event such Sponsor Stockholder will take such action as is required to effectuate such removal.  A Director may be removed only by the Sponsor Stockholder that designated such Director to the Board.  The Joint Director may be removed by either Sponsor Stockholder so long as such Sponsor Stockholder continues to hold Securities.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director, or, if prior to his or her appointment to the Board, any Director-designee of a Sponsor Stockholder or a Joint Director-designee indicates that he or she is unwilling or unable to serve as a Director, then (i) the Sponsor Stockholder that had appointed such Director (or designee) shall cause, or in the case of the Joint Director, both Sponsor Stockholders, so long as each holds Securities, shall jointly cause, the vacancy created thereby to be filled by an appropriate individual as soon as reasonably practicable and (ii) the Board shall not take any material action over the objection of such Sponsor Stockholder with a pending vacancy on the Board without such Sponsor Stockholder’s consent until a replacement Director has been appointed by the appropriate Sponsor Stockholder pursuant to clause (i) of this sentence and elected to the Board.

3.2.         Approval Rights.  (a)  In addition to any vote or consent of the Board or the stockholders of the Company required by Law or the Charter and not withstanding anything in this Agreement to the contrary the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the approval of a majority of the Board (which for this purpose shall require approval by at least one of the Directors designated solely by the FRC Investor Group who is also an officer of First Reserve Corporation for so long as the FRC Investor Group constitutes a Qualifying Sponsor Group and at least one of the Directors appointed solely by Blackstone FCH for so long as the Blackstone Investor constitutes a Qualifying Sponsor Group), which approvals may be withheld by the Directors designated by the FRC Investor Group or the Directors appointed by Blackstone FCH for any reason or no reason:

(i)            the appointment, removal or termination of the Chief Executive Officer of the Company or any of its Subsidiaries and any officer that reports directly to the Chief Executive Officer of the Company or any of its Subsidiaries or entering into, modifying or terminating any employment contract with, or changing the compensation of (including any bonus payment), the Chief Executive Officer of the Company or any of its Subsidiaries or any officer that reports directly to the Chief Executive Officer of the Company or any of its Subsidiaries;

(ii)           creation, any authorization, or issuance of any class, series or shares of stock or any other Securities in the Company or any Subsidiary or any right, warrant or option to acquire or security convertible into or exchangeable for, any such Securities (including (i) in connection with any initial Public Offering by the Company or any of its Subsidiaries and (ii) pursuant to the filing of a registration statement under the Securities Act other than in accordance with the Registration Rights Agreement) and the terms (including price) thereof, or the redemption, repurchase, or other acquisition of any of the foregoing;

(iii)          any declaration or payment of dividends or similar payments or other distributions on or purchase, repurchase or redemption of Securities of any of the Company or any of its Subsidiaries and other than payments or distributions on, or purchases, repurchases or redemptions of, Securities held solely by the Company or a Subsidiary;

(iv)          any purchase, sale, lease, Encumbrance, Transfer or other acquisition or disposition of assets of the Company or any of its Subsidiaries having an aggregate value in excess of $20 million, or any merger, consolidation, conversion, business combination or joint venture involving any of the Company or any of its Subsidiaries that is not contained in the materials approved pursuant to clause (ix) of this Section 3.2(a);

(v)           any change, through any acquisition, disposition of assets or otherwise, in the nature of the business of the Company or any of its Subsidiaries, or the entry by the Company or any of its Subsidiaries into a new line of business;

(vi)          any transaction involving the Company or any of its Subsidiaries, on the one hand, and any Investor Stockholder or any Affiliate of an Investor Stockholder (other than the Company or any of its Subsidiaries), on the other;

(vii)         any incurrence by the Company or any of its Subsidiaries of indebtedness in excess of $20 million, including any guarantees, suretyship obligations and other contingent indebtedness that is not contained in the materials approved pursuant to clause (ix) of this Section 3.2(a);

(viii)        the commencement, negotiation and/or settlement of any claim, demand, action, suit, investigation or proceeding that has an estimated value of greater than $5 million per claim, demand, action, suit, investigation or proceeding or related series thereof;

(ix)           the approval of the operating budget, capital budget and/or business plan of the Company and its Subsidiaries;

(x)            any material change in (i) accounting policies or procedures of the Company or any of its Subsidiaries unless required under United States generally accepted accounting principles or (ii) tax elections of the Company or any of its Subsidiaries;

(xi)           any change of the Company’s auditor;

(xii)          the adoption of any plan or proposal for a complete or partial liquidation or dissolution of the Company or any of its Subsidiaries or any reorganization or recapitalization of the Company or any of its Subsidiaries or commencement of any case, proceeding or action seeking relief under any existing or future laws relating to bankruptcy, insolvency, conversatorship or relief of debtors with respect to the Company or any of its Subsidiaries;

(xiii)         the incurrence of any unbudgeted capital expenditure by the Company or any of its Subsidiaries in excess of $10 million individually or in the aggregate;

(xiv)        the formation or acquisition of a Subsidiary or any joint venture, or any acquisition of any equity or membership interest in any partnership, limited partnership, limited liability company or other entity;

(xv)         any change to the tax structure of the Company or any of its Subsidiaries, including any change in the Company’s organizational form;

(xvi)        any split, combination or other reclassification of the Common Stock;

(xvii)       any change in the rights, preferences and priorities of the Common Stock;

(xviii)      any amendment to this Agreement or any other governing document of the Company or any of its Subsidiaries; and

(xix)         any sale of 100% of Securities of the Company.

3.3.         Payments to Directors; Reimbursements.  All Directors will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings and such reasonable and customary fees as may be authorized by the Board, provided, however, that should the Board authorize the payment of any such fees, each Director shall receive the same fee as each of the other Directors.

3.4.         Board Committees.  The Board shall organize an Audit Committee, a Compensation Committee and such other committees of the Board as it deems reasonably necessary to effectively govern the Company. As long as the FRC Investor Group constitutes a Qualifying Sponsor Group then it shall have the right to appoint the chairman of each committee of the Board except that the as long as the Blackstone Investor Group constitutes a Qualifying Sponsor Group it shall have the right to appoint the chairman of the Compensation Committee for such time as the Chairman shall be a Director appointed by the FRC Investor Group.  As long each Sponsor Group constitutes a Qualifying Sponsor Group and except as may be required by applicable Law or any exchange or over the counter market on which the Securities of the Company are listed or quoted, as the case may be, each Sponsor Stockholder shall have representation on all committees of the Board that is as nearly proportionate to such Sponsor Stockholder’s representation on the Board as possible.

3.5.         VCOC.  In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 29 C.F.R. § 2510.3-101(c)), then the Company and each Stockholder will cooperate in good faith to take all reasonable action necessary to provide that the investment (or at least 51% of the investment valued at cost) of each Stockholder that qualifies as a “venture capital operating company” (as defined in 29 C.F.R. § 2510.3-101(d)) (a “VCOC Stockholder”) shall continue to qualify as a “venture capital investment” (as defined in 29 C.F.R. § 2510.3-101(d)).

3.6.         Stockholder Action.  For as long as either the FRC Investor Group or the Blackstone Investor Group constitutes a Qualifying Sponsor Group, then except as required by Law, each member of the Blackstone Investor Group and the FRC Investor Group shall be obligated to vote all of the Common Stock held by such Person in favor of any person designated to serve as Director pursuant to Section 3.1(b). For so long as the AMCI Investor Group is provided, pursuant to a separate agreement with the Company, all information regarding the Company and its Subsidiaries which is made available to the First Reserve Directors in their capacity as such, each member of the AMCI Investor Group shall be obligated to vote all of the Common Stock held by such Person in favor of any person designated to serve as Director pursuant to Section 3.1(b)

3.7.         Fiduciary Duties.  To the extent permitted by Delaware Law, notwithstanding anything to the contrary in this Agreement, each Stockholder agrees that any fiduciary duty imposed under Delaware Law (including the duty of loyalty and the duty of care) on the Investor Stockholders and the Directors shall be defined, limited and eliminated as provided in this Section 3.7.  (For the avoidance of doubt, this Section 3.7 is not intended to create any duties on the part of any Stockholder who is not an Investor Stockholder but shall also not be deemed to limit any duties which are otherwise imposed on such Stockholder under Delaware law or which are created pursuant to an express agreement with such Stockholder.)

(a)           Certain Potential Conflicts.  Each Stockholder acknowledges that:

(i)            each Investor Stockholder and its Affiliates may engage in material business transactions with the Company or its Subsidiaries; and
(ii)           the directors, officers, and/or employees of an Investor Stockholder and its Affiliates may serve as directors, officers and/or employees of the Company or its Subsidiaries.

(b)           Limitation of Liability.  To the fullest extent permitted by Law, no Investor Stockholder or its respective Affiliates or any director, officer or employee of any Investor Stockholder or its Affiliates who may serve as an officer, director and/or employee of the Company or its Subsidiaries shall be liable to the Company or its Subsidiaries:

(i)            by reason of any business decision or transaction undertaken by such Investor Stockholder or its Affiliates which may be adverse to the interests of the Company or its Subsidiaries;
(ii)           by reason of any activity undertaken by such Investor Stockholder or its Affiliates or by any other Person in which such Investor Stockholder or their respective Affiliates may have an investment or other financial interest which is in competition with the Company or its Subsidiaries; or
(iii)          by reason of any transaction with such Investor Member or its Affiliates, or any transaction in which such Investor Member or its Affiliates shall have a financial interest, unless the party seeking to assert such liability shall prove, by clear and convincing evidence, that such transaction could not have been the product of rationale business judgment at the time and under the circumstances it was authorized by the Board or a committee thereof.

(c)           Competing Activities.  Except as otherwise expressly provided in a written agreement between the Company and any Investor Stockholder:

(i)            such Investor Stockholder or its Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business, and which from time to time compete, directly or indirectly, with the Company, and, without limiting the foregoing, the Stockholders acknowledge that the Investor Stockholders and their respective Affiliates may in their sole discretion pursue such competing business without disclosure of such competition to the Company;

(ii)           neither the Company, any subsidiary of the Company nor any other Stockholder shall have any right in or to the activities described in Section 3.7(c)(i) or to receive or share in any income or proceeds derived therefrom; and

(iii)          to the extent required by applicable Law in order to effectuate the purpose of this provision, the Company shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

3.8.         Stockholder Approval of Parachute Payments.  Each Stockholder agrees that, upon the recommendation of the Board, such Stockholder will, whether by action taken at any meeting of Stockholders or by written consent, give any consent, approval, vote or proxy or take such other action that may be required pursuant to Section 280G of the Code, so that the cash value of any payments to be made to employees of the Company or any of its Subsidiaries or affiliates, as determined thereunder, will not constitute “parachute payments” within the meaning of the Code.

ARTICLE IV

BOOKS AND RECORDS

The Company shall, and shall cause its Subsidiaries to, keep proper books or records and accounts, in which full correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.         Representations of Each of the Parties.  Except as otherwise specified below, each of the parties hereto represents and warrants solely with respect to itself to each of the other parties hereto as follows:

(a)           Due Organization and Good Standing.  Each party (other than any individual person a party hereto) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           Authority Relative to This Agreement.  Each party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such party.  The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action and no other proceedings on its part are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it.

(c)           No Conflict.  The execution, delivery, and performance by it of this Agreement do not and shall not violate any applicable Law or conflict with or constitute a default, breach, or violation of the terms, conditions, or provisions of any contract, agreement or instrument to which such party is subject which would prevent such party from performing any of its obligations hereunder or thereunder.

(d)           Required Filings and Consents.  The execution and delivery by it of this Agreement do not, and the performance of this Agreement will not, require any Governmental Authorization, except for (i) any such Governmental Authorizations as have been already obtained or made or (ii) where failure to obtain any such Governmental Authorizations would not prevent or materially delay it from performing any of its obligations under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1.         Competitive Opportunity.  If any Director acquires knowledge (other than solely in the Director’s capacity as a Director) of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, the Company will have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Director shall (i) have no duty to communicate or present such Competitive Opportunity to the Company and (ii) have the right to hold any such Competitive Opportunity for such Director’s (and its agents’, partners’ or affiliates’) own account and benefit; or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the Company or any affiliate of the Company.  For the avoidance of doubt, this Section 6.1 shall not limit the Company’s independent ability to pursue a Competitive Opportunity, nor shall this Section 6.1 operate to limit the duties or obligations of any of the Management Stockholders.

6.2.         Additional Securities Subject to Agreement.  Each Stockholder agrees that any other Securities which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of stock options or warrants or otherwise shall be subject to the terms hereof.

6.3.         Indemnification.  The Company agrees to indemnify and hold harmless the Stockholders, their respective directors and officers and their respective Affiliates (and the directors, officers, Stockholders, partners, Affiliates and controlling persons thereof) (each, an “Indemnitee”) from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and expenses, including accountant’s and attorney’s fees and expenses (together the “Losses”), incurred by any Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i), (ii) any litigation to which any Indemnitee is made a party in its capacity as a stockholder or owner of securities of the Company (or a partner, director, officer, Affiliate or controlling person of any Indemnitee) or (iii) any franchise taxes imposed on the Stockholders.  The Company also agrees to reimburse each Indemnitee for any reasonable expenses incurred by such Indemnitee in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its partners, Stockholders or shareholders in connection with the applicable Investor Stockholder’s investment in the Company.

6.4.         Other Stockholders Agreements.  Each of the Management Stockholders and the Company agrees that the Management Members Agreement dated as of July 30, 2004 to which it is a party is hereby terminated and of no further force and effect.

6.5.         Assignment and Binding Effect.  Neither the Company nor any Stockholder shall assign all or any part of this Agreement without the prior written consent of the other.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties pursuant to this paragraph.

6.6.         Notices.  Any notice, demand, request, waiver, or other communication under this Agreement shall be personally served in writing, shall be deemed to have been given on the date of service, and shall be addressed as follows:

To the Company:	Foundation Coal Holdings, Inc. 999 Corporate Boulevard Linthicum Heights, Maryland 21090 Attention: General Counsel Fax: (410) 689-7601

With copies to:	The Blackstone Group 345 Park Avenue, 31st Floor New York, NY 10154 Attention: David Foley Fax: (212) 583-5712

First Reserve Corporation One Lafayette Place Greenwich, CT 06830 Attention: Alex Krueger Fax: (203) 661-6729

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017] Attention: David Lieberman Fax: (212) 455-2502

Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, Suite 800 Denver, CO 80202 Attention: James L. Palenchar Fax: (303) 592-3140

To Blackstone Investor Group:	The Blackstone Group 345 Park Avenue, 31st Floor New York, NY 10154 Attention: David Foley Fax: (212) 583-5712

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: David Lieberman Fax: (212) 455-2502

To FRC Investor Group:	First Reserve Corporation One Lafayette Place Greenwich, CT 06830 Attention: Alex Krueger Fax: (203) 661-6729

With a copy to:	Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, Suite 800 Denver, CO 80202 Attention: James L. Palenchar Fax: (303) 592-3140

To AMCI Investor Group:	AMCI Acquisition, LLC 475 Steamboat Road Greenwich, CT 06830 Attention: Hans Mende Fax: (203) 625-9231

With a copy to:	McGuireWoods LLP One James Center 901 East Cary Street Richmond, VA 23219 Attention: Leslie A. Grandis Fax: (804) 698-2069

To Any Other Stockholder:	Addressed to the Stockholder c/o: Foundation Coal Holdings, Inc. 999 Corporate Boulevard Linthicum Heights, Maryland 21090 Attention: General Counsel Fax: (410) 689-7601

6.7.         Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6.8.         Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the Registration Rights Agreement (a “Dispute”), shall be settled by binding arbitration in accordance with the commercial arbitration rules of the Center for Public Resources.  Any such Dispute shall be consolidated, to the extent practicable, in any arbitration with any dispute, claim or controversy of any other Stockholder unless the arbitrator decides that such consolidation cannot occur.  The arbitration shall be conducted in New York City, New York, and any court having jurisdiction thereof may be immediately issue judgment on the arbitration award.  The Stockholders agree that the arbitration provided for in this Section 6.8 shall be the exclusive means to resolve all Disputes.

6.9.         Entire Agreement.  This Agreement and the Registration Rights Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all other understandings, term sheets, negotiations or agreements between the parties hereto relating to the subject matter of this Agreement and the Registration Rights Agreement.

6.10.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

6.11.       Severability.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

6.12.       Amendment and Modification.  From the date hereof, this Agreement may only be modified or amended by the agreement of the Sponsor Stockholders.  Notwithstanding anything to the contrary in this Section 6.12, any modification or amendment of this Agreement which adversely affects any Stockholder disproportionately relative to the other Stockholders shall require the agreement of the affected Stockholder.

6.13.       Waiver.  Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such representation or warranty, obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

6.14.       Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to consummate and make effective the provisions of this Agreement.

6.15.       Specific Enforcement.  The Stockholders and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

6.16.       Successors.  Permitted Transferees are entitled to all of the rights and subject to all of the obligations of the transferor hereunder from whom they received their Securities regardless of whether the Agreement elsewhere so expressly provides.

6.17.       Computation of Time.  In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

6.18.       Confidentiality.

(a)           Each Stockholder recognizes and acknowledges that the Company’s trade secrets, proprietary information, and Confidential Information (as defined in Section 6.18(c) below), as they may exist from time to time, are valuable, special and unique assets of the Company’s business.  Except as otherwise required by law, each Stockholder agrees to hold as the Company’s property, all memoranda, books, papers, letters, and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by such Stockholder or otherwise coming into such Stockholder’s possession, and at the time such Stockholder ceases to be a Stockholder for any reason, to deliver the same to the Company.

(b)           Each Stockholder hereby agrees that such Stockholder will not at any time during the period such Stockholder is a Stockholder or thereafter disclose to any third party (other than in the ordinary course of business of the Company) or use for the benefit of such Stockholder or any third party any Confidential Information (as such term is defined in Section 6.18 below), except (i) as otherwise required by law, or (ii) as previously authorized by the Board in writing.

(c)           As used in this Agreement, “Confidential Information” shall mean information which is not generally known to the public in the form available to Stockholders and which was or is used, developed or obtained by the Company relating to the business of the Company, or research and development, including, but not limited to, all investor, client, portfolio company or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of the Company.

6.19.       Management Stockholder’s Services.  Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary to employ or retain any Management Stockholder any capacity whatsoever or to prohibit or restrict the Company (or any Subsidiary) from terminating the Services of the Management Stockholder at any time or for any reason whatsoever, with or without Cause.

6.20.       New Stockholders to become Parties.  Each Sponsor Stockholder shall cause any Transferee of a Sponsor Stockholder who is deemed pursuant to Section 2.1(b) to be a member of such Transferring Sponsor Stockholder to become a party to this Agreement as an “Investor Stockholder” by executing a counterpart to this Agreement or a written instrument agreeing to be bound by the provisions hereof.  The Company shall cause any Person who is an employee of the Company or any of its Subsidiaries who is granted stock options by the Company (an “Optionholder”) but who is not already a Stockholder at the time of such grant to either (i) become a party to this Agreement by executing a counterpart to this Agreement and, in such case, will designate such party as a “Management Stockholder” for all purposes of this Agreement or (ii) otherwise become subject to the limitations on transfers contained in Section 2.1 pursuant to a separate written agreement.  Each such Optionholder shall become a Management Stockholder under this Agreement upon the exercise of any options.  Prior to becoming a Stockholder, each Optionholder shall have no rights under this Agreement other than those specifically set forth herein.

6.21.       Effectiveness.  This Agreement will become effective (the “Effective Date”) upon the consummation of a Qualified IPO, prior to the consummation of a Qualified IPO the Original Stockholders Agreement shall continue and remain in full force and effect and binding upon the parties thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the individuals whose names appear below and by the duly authorized representatives of each party hereto as of the first date written.

FOUNDATION COAL HOLDINGS, INC.

By:	/s/ Greg A. Walker
	Name:	Greg A. Walker
	Title:	Senior V.P. — General Counsel and Secretary

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.

	By:	Blackstone Management Associates IV L.L.C., its General Partner

		By:	/s/ David I. Foley
		Name:	David I. Foley
		Title:	Authorized Signatory

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

	By:	/s/ David I. Foley
		Name:	David I. Foley
		Title:	Authorized Signatory

FIRST RESERVE FUND IX, L.P.

By:	First Reserve GP IX, L.P., its General Partner

By:	First Reserve GP IX, Inc., its General Partner

	By:	/s/ William E. Macaulay
Name: William E. Macaulay
Title: Chairman and Chief Executive Officer

AMCI ACQUISITION, LLC

By:	/s/ Hans J. Mende
Name: Hans J. Mende
Title: President

Management Stockholders:

/s/ Dr. Klaus Dieter-Beck
Dr. Klaus Dieter-Beck

/s/ James J. Bryja
James J. Bryja

/s/ James A. Olsen
James A. Olsen

/s/ Michael R. Peelish
Michael R. Peelish

/s/ James F. Roberts
James F. Roberts

/s/ John R. Tellmann
John R. Tellmann

/s/ Greg A. Walker
Greg A. Walker

/s/ Frank J. Wood
Frank J. Wood